As filed with the Securities and Exchange Commission on September 25, 2003

Registration No. 333-108518

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Tessera Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3674	16-1620029
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

(408) 894-0700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bruce M. McWilliams

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

(408) 894-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Koenig, Esq.	William H. Hinman, Jr., Esq.
Patrick A. Pohlen, Esq.	Simpson Thacher & Bartlett LLP
Nicholas S. O’Keefe, Esq.	3330 Hillview Avenue
Latham & Watkins LLP	Palo Alto, California 94304
135 Commonwealth Drive	(650) 251-5000
Menlo Park, California 94025
(650) 328-4600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Tessera Technologies, Inc. has prepared this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-108518) for the purpose of refiling Exhibit 3.4 and for the purpose of filing certain other exhibits to the Registration Statement. Amendment No. 1 does not modify any provision of the Prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Amount to be Paid

SEC registration fee		$6,067.50

NASD filing fee		8,000.00

Nasdaq National Market listing fee		*

Printing and engraving		*

Legal fees and expenses		*

Accounting fees and expenses		*

Blue sky fees and expenses (including legal fees)		*

Transfer agent and registrar fees		*

Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.    Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s certificate of incorporation and bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the registrant has entered into separate indemnification agreements with its directors, officers and certain employees which requires the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. The registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities.

Since August 1, 2000, we have issued and sold the following unregistered securities. In each sale of shares of common stock and preferred stock shown below, the share numbers and dollar amounts shown reflect the reverse stock split effected September 1, 2000.

Options Grants and Option Exercises

Since August 1, 2000, we have granted options to purchase 6,925,898 shares of common stock to employees, officers, directors and consultants under our 1999 Stock Plan and Amended and Restated 2003 Equity Incentive Plan at exercise prices ranging from $2.10 to $9.60 per share. During the same period, we issued and sold 1,124,774 shares of common stock pursuant to option exercises at prices ranging from $0.15 to $6.75 per share. These transactions were effected under Rule 701 and, in the case of certain consultants, Section 4(2) of the Securities Act.

Common Stock

On October 16, 2000, we issued and sold 180,000 shares of our common stock to CSK Venture Capital Co., Ltd., an accredited investor, upon exercise of a warrant at an exercise price of $0.25 for an aggregate consideration of $45,000.00. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

On November 16, 2000, we issued and sold 120,000 shares of our common stock to CSK Venture Capital Co., Ltd., an accredited investor, upon exercise of a warrant at an exercise price of $0.25 for an aggregate consideration of $30,000.00. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

Preferred Stock

On August 1, 2000, we issued and sold 574,670 shares of our Series E-1 preferred stock to Equity Group Holdings III, LLC, Arbor Company, WS Investment Company 200A, John H. Mullin III, John B. Goodrich, Michael A. Ladra, James Otteson, Thomas L. Piper III, James F. Reilly, Ian Wallace, Marc A. Snyder Trustee, Susan Snyder Trustee, Dominick Abel and Charles Ballard, each an accredited investor, at a purchase price of $9.00 per share for an aggregate consideration of $5,172,030.00. These transactions were effected in reliance on Rule 506 of Regulation D under the Securities Act.

On August 3, 2000, we issued and sold 128 shares of our Series E-1 preferred stock to Morris Dweck, an accredited investor, at a purchase price of $9.00 per share for an aggregate consideration of $1,152.00. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

On August 8, 2000, we issued and sold 766 shares of our Series E-1 preferred stock to Daniel P. Molloy, an accredited investor, at a purchase price of $9.00 per share for an aggregate consideration of $6,894.00. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

On December 28, 2001, we issued and sold 40,833 shares of our Series C Preferred Stock to Venture Lending & Leasing, Inc., an accredited investor, upon exercise of a warrant at an exercise price of $7.50 for an aggregate consideration of $306,247.50. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act.

On April 24, 2003, we issued and sold 27,472 shares of our Series B Preferred Stock to Sanford Garrett, an accredited investor, upon the cashless net exercise of a warrant. This transaction was effected in reliance on Section 3(a)(9) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

Warrants

On August 29, 2000, we issued warrants to purchase an aggregate of 240,000 shares of our common stock to Anthony B. Faraci and Thomas DiStefano, each an accredited investor, at an exercise price of $4.50 per share. These transactions were effected in reliance on Rule 506 of Regulation D under the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith:

Exhibit Number	Exhibit Title

1.1*	Form of Underwriting Agreement

3.1*	Restated Certificate of Incorporation

3.2*	Restated Certificate of Incorporation to be in effect upon completion of the offering

3.3**	Bylaws, as in effect prior to completion of the offering

3.4	Bylaws to be in effect upon completion of the offering

4.1*	Specimen Common Stock Certificate

4.2**	Registration Rights Agreement, dated as of January 31, 2003, by and among registrant and the stockholders party thereto

4.3**	Warrant to purchase 6,698 shares of Common Stock, issued on October 27, 1993 to Lerner, David, Littenberg, Krumholz & Mentlik

4.4**	Warrant to purchase 21,588 shares of Series C 10% Cumulative Convertible Preferred Stock, issued on May 5, 1999 to LINC Capital, Inc.

4.5**	Warrant to purchase 6,666 shares of Series E 10% Cumulative Convertible Preferred Stock, issued on December 15, 1999 to Transamerica Business Credit Corp.

4.6**	Form of warrants to purchase an aggregate of 251,987 shares of Common Stock, issued on February 4, 2000 and July 1, 2000.

5.1*	Form of Opinion of Latham & Watkins LLP

10.1**	Form of Indemnification Agreement between registrant and each of its directors and executive officers

10.2**	1991 Stock Option Plan

10.3**	Amended and Restated 1996 Stock Plan

10.4**	1999 Stock Plan

10.5**	Amended and Restated 2003 Equity Incentive Plan

10.6**	2003 Employee Stock Purchase Plan

10.7†	TCC Master License Agreement, dated as of July 7, 1994, by and between Tessera, Inc. and Hitachi, Ltd.

10.8†	Addendum to TCC Master License Agreement, dated as of January 31, 1997, by and between Tessera, Inc. and Hitachi, Ltd.

10.9†	Letter Amendment to TCC Master License Agreement, dated as of September 23, 2002, by and between Tessera, Inc. and Hitachi, Ltd.

Exhibit Number	Exhibit Title

10.10**	Letter Amendment to TCC Master License Agreement, dated as of February 18, 2003, by and between Tessera, Inc. and Hitachi, Ltd.

10.11†	Limited TCC License Agreement, dated as of October 22, 1996, by and between Tessera, Inc. and Intel Corporation

10.12**	First Amendment to Limited TCC License Agreement, dated as of October 1, 2000, by and between Tessera, Inc. and Intel Corporation

10.13†	Second Amendment to Limited TCC License Agreement, dated as of March 22, 2002, by and between Tessera, Inc. and Intel Corporation

10.14†	TCC License Agreement, dated as of May 17, 1997, by and between Tessera, Inc. and Samsung Electronics Co., Ltd.

10.15†	First Addendum to Limited TCC License Agreement, dated as of November 4, 1998, by and between Tessera, Inc. and Samsung Electronics Co., Ltd.

10.16**	Second Addendum to TCC License Agreement, dated as of June 1, 2001, by and between Tessera, Inc. and Samsung Electronics Co., Ltd.

10.17†	TCC Patent License Agreement, dated as of January 22, 2003, by and between Tessera, Inc. and Seiko Epson Corporation

10.18†	Patent License Agreement, dated as of October 12, 1998, by and between Tessera, Inc. and Sharp Corporation

10.19†	Immunity Agreement, dated as of January 24, 2002, by and between Tessera, Inc., and Sharp Corporation

10.20†	License Agreement, dated as of January 1, 2002, by and between Tessera, Inc. and Texas Instruments Incorporated

10.21+	Lease, dated as of April 1, 1995, by and between Tessera, Inc. and PNB Investors

10.22**	Agreement to Exercise Option to Renew, dated as of April 1, 2000, by and between Tessera, Inc. and PNB Investors

10.23**	Change of Control Agreement, dated as of November 19, 2001, by and between Tessera, Inc. and Bruce M. McWilliams

10.24**	Change of Control Agreement, dated as of November 19, 2001, by and between Tessera, Inc. and Nicholas J. Colella

10.25**	Change of Control Agreement, dated as of November 19, 2001, by and between Tessera, Inc. and Michael A. Forman

10.26**	Change of Control Agreement, dated as of November 19, 2001, by and between Tessera, Inc. and Christopher M. Pickett

10.27**	Employment Offer Letter, dated as of July 30, 2003, by and between registrant and R. Douglas Norby

Exhibit Number	Exhibit Title

10.28**	Employment Offer Letter, dated as of February 13, 2002, by and between Tessera, Inc. and Kirk E. Flatow

10.29**	Consulting Agreement, dated as of December 2, 1999, by and between Tessera, Inc. and Philip S. Dauber

10.30**	Amendment to Consulting Agreement, dated as of November 8, 2001, by and between Tessera, Inc. and Philip S. Dauber

10.31**	Amendment to Consulting Agreement, dated as of January 1, 2003, by and between Tessera, Inc. and Philip S. Dauber

10.32**	Consulting Agreement, dated as of October 31, 2001, by and between Tessera, Inc. and Al S. Joseph

10.33†	Third Amendment to Limited TCC License Agreement, dated as of September 10, 2003, by and between Tessera, Inc. and Intel Corporation

21.1**	List of subsidiaries

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

*	To be filed by amendment.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
+	Incorporated by reference to exhibits filed with the Registration Statement on Form S-1 filed by Tessera, Inc. on September 5, 2000.
**	Previously filed

(b) Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 25, 2003.

Tessera Technologies, Inc.

By:	/s/ BRUCE M. MCWILLIAMS

Bruce M. McWilliams Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE M. MCWILLIAMS Bruce M. McWilliams	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	September 25, 2003

/s/ R. DOUGLAS NORBY R. Douglas Norby	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	September 25, 2003

* Patricia M. Cloherty	Director	September 25, 2003

* Philip S. Dauber	Director	September 25, 2003

* Borje Ekholm	Director	September 25, 2003

* John B. Goodrich	Director	September 25, 2003

Signature	Title	Date

* D. James Guzy	Director	September 25, 2003

* Al S. Joseph	Director	September 25, 2003

* Robert A. Young	Director	September 25, 2003

*By:	/s/ BRUCE M. MCWILLIAMS

Bruce M. McWilliams Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1*	Form of Underwriting Agreement

3.1*	Restated Certificate of Incorporation

3.2*	Restated Certificate of Incorporation to be in effect upon completion of the offering

3.3**	Bylaws, as in effect prior to completion of the offering

3.4	Bylaws to be in effect upon completion of the offering

4.1*	Specimen Common Stock Certificate

4.2**	Registration Rights Agreement, dated as of January 31, 2003, by and among registrant and the stockholders party thereto

4.3**	Warrant to purchase 6,698 shares of Common Stock, issued on October 27, 1993 to Lerner, David, Littenberg, Krumholz & Mentlik

4.4**	Warrant to purchase 21,588 shares of Series C 10% Cumulative Convertible Preferred Stock, issued on May 5, 1999 to LINC Capital, Inc.

4.5**	Warrant to purchase 6,666 shares of Series E 10% Cumulative Convertible Preferred Stock, issued on December 15, 1999 to Transamerica Business Credit Corp.

4.6**	Form of warrants to purchase an aggregate of 251,987 shares of Common Stock, issued on February 4, 2000 and July 1, 2000.

5.1*	Form of Opinion of Latham & Watkins LLP

10.1**	Form of Indemnification Agreement between registrant and each of its directors and executive officers

10.2**	1991 Stock Option Plan

10.3**	Amended and Restated 1996 Stock Plan

10.4**	1999 Stock Plan

10.5**	Amended and Restated 2003 Equity Incentive Plan

10.6**	2003 Employee Stock Purchase Plan

10.7†	TCC Master License Agreement, dated as of July 7, 1994, by and between Tessera, Inc. and Hitachi, Ltd.

10.8†	Addendum to TCC Master License Agreement, dated as of January 31, 1997, by and between Tessera, Inc. and Hitachi, Ltd.

10.9†	Letter Amendment to TCC Master License Agreement, dated as of September 23, 2002, by and between Tessera, Inc. and Hitachi, Ltd.

10.10**	Letter Amendment to TCC Master License Agreement, dated as of February 18, 2003, by and between Tessera, Inc. and Hitachi, Ltd.

10.11†	Limited TCC License Agreement, dated as of October 22, 1996, by and between Tessera, Inc. and Intel Corporation

10.12**	First Amendment to Limited TCC License Agreement, dated as of October 1, 2000, by and between Tessera, Inc. and Intel Corporation

Exhibit Number	Exhibit Title

10.13†	Second Amendment to Limited TCC License Agreement, dated as of March 22, 2002, by and between Tessera, Inc. and Intel Corporation

10.14†	TCC License Agreement, dated as of May 17, 1997, by and between Tessera, Inc. and Samsung Electronics Co., Ltd.

10.15†	First Addendum to Limited TCC License Agreement, dated as of November 4, 1998, by and between Tessera, Inc. and Samsung Electronics Co., Ltd.

10.16**	Second Addendum to TCC License Agreement, dated as of June 1, 2001, by and between Tessera, Inc. and Samsung Electronics Co., Ltd.

10.17†	TCC Patent License Agreement, dated as of January 22, 2003, by and between Tessera, Inc. and Seiko Epson Corporation

10.18†	Patent License Agreement, dated as of October 12, 1998, by and between Tessera, Inc. and Sharp Corporation

10.19†	Immunity Agreement, dated as of January 24, 2002, by and between Tessera, Inc., and Sharp Corporation

10.20†	License Agreement, dated as of January 1, 2002, by and between Tessera, Inc. and Texas Instruments Incorporated

10.21+	Lease, dated as of April 1, 1995, by and between Tessera, Inc. and PNB Investors

10.22**	Agreement to Exercise Option to Renew, dated as of April 1, 2000, by and between Tessera, Inc. and PNB Investors

10.23**	Change of Control Agreement, dated as of November 19, 2001, by and between Tessera, Inc. and Bruce M. McWilliams

10.24**	Change of Control Agreement, dated as of November 19, 2001, by and between Tessera, Inc. and Nicholas J. Colella

10.25**	Change of Control Agreement, dated as of November 19, 2001, by and between Tessera, Inc. and Michael A. Forman

10.26**	Change of Control Agreement, dated as of November 19, 2001, by and between Tessera, Inc. and Christopher M. Pickett

10.27**	Employment Offer Letter, dated as of July 30, 2003, by and between registrant and R. Douglas Norby

10.28**	Employment Offer Letter, dated as of February 13, 2002, by and between Tessera, Inc. and Kirk E. Flatow

10.29**	Consulting Agreement, dated as of December 2, 1999, by and between Tessera, Inc. and Philip S. Dauber

10.30**	Amendment to Consulting Agreement, dated as of November 8, 2001, by and between Tessera, Inc. and Philip S. Dauber

10.31**	Amendment to Consulting Agreement, dated as of January 1, 2003, by and between Tessera, Inc. and Philip S. Dauber

10.32**	Consulting Agreement, dated as of October 31, 2001, by and between Tessera, Inc. and Al S. Joseph

10.33†	Third Amendment to Limited TCC License Agreement, dated as of September 10, 2003, by and between Tessera, Inc. and Intel Corporation

21.1**	List of subsidiaries

Exhibit Number	Exhibit Title

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

*	To be filed by amendment.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
+	Incorporated by reference to exhibits filed with the Registration Statement on Form S-1 filed by Tessera, Inc. on September 5, 2000.
**	Previously filed